EXHIBIT 12

                         Becton, Dickinson and Company
               Calculation of Ratio of Earnings to Fixed Charges

  (All Amounts in Millions except for the Ratio of Earnings to Fixed Charges)

                                                  (Unaudited)
                                                 -------------
                                                 Three Months
                                                 Ended Dec 31,                         Year Ended September 30,
                                                                --------------------------------------------------------------------
                                                     2002          2002          2001           2000           1999          1998
                                                 -------------  -----------   -----------    -----------    -----------   ----------
Earnings:

Income Before Income Taxes and Cumulative
      Effect of Change in Accounting Principle          $149.0       $628.6        $576.8         $519.9         $372.7       $340.9

Undistributed (Earnings)/Losses of Less Than
      50%-Owned Companies Carried at Equity                  -            -             -              -              -            -

Net Capitalized Interest                                   1.2         (3.0)        (17.1)         (15.7)          (6.4)         2.0

Fixed Charges                                             14.6         65.1          98.5          122.3          102.0         84.3
                                               ---------------  -----------   -----------    -----------    -----------   ----------

      Earnings as Adjusted                              $164.8       $690.7        $658.2         $626.5         $468.3       $427.2
                                               ===============  ===========   ===========    ===========    ===========   ==========


Fixed Charges:

      Interest Cost (1)                                  $12.9        $58.2         $90.2         $111.5          $91.4        $75.6

      Interest Allocable to Rents (2)                      1.6          6.6           7.9           10.4           10.1          8.1

      Amortization of Debt Expense                         0.1          0.3           0.4            0.4            0.5          0.6
                                               ---------------  -----------   -----------    ------------   -----------   ----------

        Fixed Charges                                    $14.6        $65.1         $98.5         $122.3         $102.0        $84.3
                                               ===============  ===========   ===========    ============   ===========   ==========


Ratio of Earnings to Fixed Charges                       11.29        10.61          6.68           5.12           4.59         5.07
                                               ===============  ===========   ===========    ============   ===========   ==========

(1) Includes interest expense and interest capitalized in accordance with FASB Statement No. 34.

(2)  Represents an appropriate portion of rental expense.